EXHIBIT 10.3

Settlement Agreement

This Settlement Agreement (this “Agreement”) is entered into as of May 4, 2012, by and among (i) NYTEX Energy Holdings, Inc. (“NYTEX Energy”), and NYTEX Petroleum, Inc. (collectively, “NYTEX Holdings”); (ii) WayPoint Capital Partners, LLC (“WCP”) and WayPoint Nytex, LLC (“WayPoint Nytex, and together with WCP and each of the subsidiaries of WCP and WayPoint Nytex, the “WayPoint Entities”); (iii) NYTEX FDF Acquisition, Inc. (“NYTEX Acquisition”), New Francis Oaks, LLC (“New Francis”), Francis Drilling Fluids, Ltd. (“FDF”) and FDF-Cessna 210 N6542U, Inc. (“FDF-Cessna”) (NYTEX Acquisition, New Francis, FDF, FDF-Cessna and each of their subsidiaries, the “FDF Entities,” and together with the WayPoint Entities, the “WayPoint & FDF Entities”) and (iv) Michael G. Francis (“Michael Francis”) and Bryan Francis (“Bryan Francis”). Where applicable, NYTEX Holdings and the WayPoint & FDF Entities are collectively referred to as the “Parties” or each “Party.” Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Preferred Stock and Warrant Purchase Agreement, dated as of November 23, 2010, among NYTEX Holdings, NYTEX Acquisition and WayPoint Nytex, as amended from time to time (collectively, the “WayPoint Purchase Agreement”) or any other agreements or other documents executed and delivered in connection with the transactions contemplated thereby (including, without limitation, any of the Transaction Documents (as defined in the WayPoint Purchase Agreement), collectively, the “WayPoint Purchase Documents”).

WHEREAS, Michael Francis and Bryan Francis are officers of certain of the FDF Entities;

WHEREAS, pursuant to the engagement letter dated July 19, 2011, FDF has engaged Harbor View Advisors, LLC to assist one or more of the FDF Entities in a potential transaction and merger of certain assets or interests (collectively, the “Transaction”) as contemplated in the Agreement and Plan of Merger being entered into by and among FDF Resources Holdings LLC, New Francis and NYTEX Acquisition (the “Merger Agreement”) and all agreements and other documents executed and delivered in connection with the transactions contemplated thereby (collectively, the “Transaction Documents”);

WHEREAS, the Parties wish to maximize the consideration resulting from the Transaction;

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

SECTION 1. Consummation of Transaction.

(a) Cooperation. Michael Francis and Bryan Francis shall support the Transaction and cooperate fully with NYTEX Holdings, and the WayPoint & FDF Entities to consummate the Transaction. Without limiting the preceding sentence, Michael Francis and Bryan Francis shall (i) use commercially reasonable efforts and take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable law in connection with consummation of the Transaction and each of the other matters contemplated by this Agreement, including, without limitation, execution of any agreements or other documents, and (ii) cooperate fully with NYTEX Holdings, and the WayPoint & FDF Entities and their officers, directors, employees, agents, counsel, accountants and other designees, including HVA and Winston & Strawn LLP on behalf of the WayPoint & FDF Entities (collectively, the “Representatives”) to consummate the Transaction.

(b) Access to Information. In furtherance of the Transaction, Michael Francis and Bryan Francis shall continue to provide reasonable access to information and personnel to the WayPoint & FDF Entities and their Representatives and, at the request of HVA, prospective bidders authorized by HVA, including, without limitation, (i) access to any Party’s books and records, offices, properties, officers, employees, accountants, auditors, counsel and other representatives; (ii) financial, operating and property-related data and other information; and (iii) management, employees and legal and financial advisors.

(c) Bonuses. Effective immediately upon the consummation of the Transaction, (i) out of the Transaction proceeds NYTEX Acquisition shall make an unconditional employment bonus payment to Michael G. Francis in the amount of $200,000, (ii) out of the Transaction proceeds NYTEX Acquisition shall make an unconditional employment bonus payment to Bryan Francis in the amount of $75,000, (iii) out of the Transaction proceeds NYTEX Acquisition shall make an unconditional employment bonus payment to Jude Gregory in the amount of $100,000 and (iv) the WayPoint Entities shall make bonus payments to Michael G. Francis in the amount of $100,000 and Jude Gregory in the amount of $25,000, which in each case shall be paid directly by the WayPoint Entities out of the Put Payment Amount received by WayPoint Nytex. Any and all prior bonus payments to Michael Francis, Bryan Francis and Jude Gregory in connection with the Transaction previously approved by NYTEX Acquisition are hereby superseded and replaced with the amounts set forth in this paragraph and the foregoing bonus payments shall be the only bonus or other payments to which Michael Francis, Bryan Francis or Jude Gregory are entitled in connection with their employment by any of the FDF Entities (the foregoing bonus payments to be made to Michael Francis, Bryan Francis and Jude Gregory are collectively referred to herein as the “Bonus Payments”).

(d) Escrow Release. Effective immediately upon the consummation of the Transaction, (i) NYTEX Holdings shall cause the release of all of the Escrowed Cash (as defined in the Escrow Agreement dated as of November 23, 2010, by and among NYTEX Acquisition, Bryan Francis and The F&M Bank & Trust Company (the “Escrow Agreement”)) currently being held in escrow pursuant to the Escrow Agreement, in accordance with the terms of the Escrow Agreement, and (ii) the Michael Francis Escrow Stock shall be transferred and assigned by Michael Francis to NYTEX Energy and Michael Francis shall no longer have any rights or interest of any nature therein.

(e) Return of Additional Francis Shares. Effective immediately upon the consummation of the Transaction, (i) Michael Francis shall transfer and assign, free and clear of all liens, claims or encumbrances, to NYTEX Energy all of the 2,822,063 shares of common stock of NYTEX Energy (“NYTEX Common Stock”) originally issued to him pursuant to the Membership Interest Purchase Agreement, dated as of November 23, 2010 (the “Francis Purchase Agreement”), by and among NYTEX Energy, FDF, Francis Oaks, L.L.C. and the members of Francis Oaks, L.L.C., which shares (for avoidance of doubt) include the Michael Francis Escrow Stock (collectively, such 2,822,063 shares of NYTEX Common Stock, the “M. Francis Shares”), and (ii) Bryan Francis shall transfer and assign, free and clear of all liens, claims or encumbrances, to NYTEX Energy all of the 381,607 shares of NYTEX Common Stock originally issued to him pursuant to the Francis Purchase Agreement, as well as all of the 27,225 shares of NYTEX Common Stock issued to Bryan Francis in connection with his employment by FDF (collectively, such 408,832 shares of NYTEX Common Stock, the “B. Francis Shares”), and Michael Francis and Bryan Francis shall thereafter have no further rights or interest of any nature with respect to the M. Francis Shares or the B. Francis Shares, respectively, or with respect to any other securities of NYTEX Acquisition or the other FDF Entities.

(f) Termination of Employment Agreements; Resignation of Directors. Effective immediately upon the consummation of the Transaction, (i) the employment agreements of Michael Francis and Bryan Francis shall terminate and they will become at will employees of the FDF Entities, and (ii) the WayPoint Entities shall cause all of their designees to the Board of Directors of NYTEX Acquisition (each, a “WayPoint Designee”) to resign from such Board effective immediately upon: (a) the consummation of the Transaction; and (b) the completed consummation of the receipt of the payments and execution of the transfers and releases provided for in Section 1(c), (d), (e), (g), (h) and (i) of this Agreement.

(g) Stock Cancellation. Effective immediately upon the payment of the amount due to WayPoint Nytex immediately upon the consummation of the Transaction in respect of the Put Payment Amount, NYTEX Acquisition and NYTEX Energy, as directed by NYTEX Energy, shall repurchase all of the WayPoint Securities from WayPoint Nytex, and WayPoint Nytex shall transfer and assign, free and clear of all liens, claims or encumbrances, to NYTEX Acquisition and NYTEX Energy, as directed by NYTEX Energy, all of the WayPoint Securities. For purposes of this Agreement, the “WayPoint Securities” shall include (i) 20,750 shares of Senior Series A Redeemable Preferred Stock of NYTEX Acquisition, (ii) 1 share of Series B Redeemable Preferred Stock of NYTEX Energy, (iii) the Purchaser Warrant, and (iv) the Control Warrant. Thereafter, WayPoint Nytex shall have no further rights or interest of any nature with respect to any of the WayPoint Securities except with respect to the right of the WayPoint Nytex to receive additional proceeds with respect to the Working Capital Surplus (as defined in the Merger Agreement).

(h) Francis Releases. NYTEX Holdings, the WayPoint Entities, the FDF Entities, each on behalf of itself and its agents, representatives, officers, directors, members, attorneys, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, the “NYTEX Parties”) hereby forever waives, releases and discharges, and covenants not to sue, to the fullest extent permitted by law Michael Francis, Bryan Francis and Jude Gregory, each of themselves and their agents, representatives, officers, directors, members, attorneys, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, the “Francis Parties”), from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever (collectively, the “Claims”), that each of the NYTEX Parties now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against any Francis Parties, based in whole or in part on facts, whether or not now known, existing on or before the Effective Date, that relate to, arise out of or otherwise are in connection with: (i) the Transaction, (ii) the WayPoint Purchase Documents, or transactions contemplated thereby, or any actions or omissions in connection therewith, (iii) any written or oral employment agreements, arrangements or understandings of Michael Francis and Bryan Francis, and (iv) any aspect of the dealings or relationships between or among the Parties; provided, however, that nothing in this Release shall have the effect of limiting, modifying, waiving compliance with this Agreement.

(i) NYTEX Releases. The Francis Parties each hereby forever waive, release and discharge, and covenants not to sue, to the fullest extent permitted by law, each of the NYTEX Parties from any and all Claims that each of the Francis Parties now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against each of the NYTEX Parties, based in whole or in part on facts, whether or not now known, existing on or before the Effective Date, that relate to, arise out of or otherwise are in connection with: (i) the Transaction, (ii) the WayPoint Purchase Agreement or any other WayPoint Purchase Document or transactions contemplated thereby, or any actions or omissions in connection therewith, (iii) any written or oral employment agreements, arrangements or understandings of Michael Francis and Bryan Francis, and (iv) any aspect of the dealings or relationships between or among the Parties; provided, however, that nothing in this Release shall have the effect of limiting, modifying, waiving compliance with this Agreement.

For the purpose of implementing a full and complete release, each Party expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, Claims that each Releasor did not know or suspect to exist in its, his or her favor at the time of the date of execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement in this Agreement; and that the consideration given under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims, despite the fact that California Civil Section 1542 and laws of similar import may provide otherwise. Each Releasor expressly waives any right or benefit available to it, him or her in any capacity under the provisions of California Civil Section 1542 (and laws of similar import), which provides in relevant part as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

SECTION 2. Representations, Warranties and Covenants. Each Party represents, warrants and covenants that:

(a) such Party has the power, and has been duly authorized by all requisite action, to execute and deliver this Agreement and the other documents and agreements executed and delivered in connection herewith to which it is a party;

(b) this Agreement has been duly executed by such Party and the other documents and agreements executed and delivered in connection herewith to which any Party is a party have been duly executed and delivered by such Party, as applicable;

(c) this Agreement is the legal, valid and binding obligation of such Party and the other documents and agreements executed or delivered in connection herewith to which such Party is a party are the legal, valid and binding obligations of such Party, in each case enforceable against such Party in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies;

(d) the execution, delivery and performance of this Agreement and the other documents and agreements executed and delivered in connection therewith do not and will not (i) violate any law, rule, regulation or court order to which such Party is subject or (ii) conflict with or result in a breach of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents) of such Party or any other agreement or instrument to which it is party or by which the properties of such Party is bound; and

(e) it, he or she has received independent legal advice from such Party’s attorney with respect to the rights and obligations arising from, and the advisability of executing, this Agreement.

SECTION 3. Additional Representations, Warranties and Covenants:

(a) Michael Francis hereby represents and warrants to NYTEX Holdings that (i) he is the sole record and beneficial owner and holder of all of the M. Francis Shares, (ii) he has not transferred, assigned or granted to any Person any right or interest of any nature in any of the M. Francis Shares, and (iii) such M. Francis Shares are free and clear of all liens, claims or encumbrances;

(b) Bryan Francis hereby represents and warrants to NYTEX Holdings that (i) he is the sole record and beneficial owner and holder of all of the B. Francis Shares, (ii) he has not transferred, assigned or granted to any Person any right or interest of any nature in any of the B. Francis Shares, and (iii) such B. Francis Shares are free and clear of all liens, claims or encumbrances; and

(c) The WayPoint Entities hereby represent and warrant to NYTEX Holdings that, except for the letter agreement, dated November 23, 2010, between North State Capital Investors, LLC and WayPoint Nytex: (i) WayPoint Nytex is the sole record and beneficial owner and holder of each of the WayPoint Securities (including, without limitation, the Put Securities); (ii) NYTEX Waypoint has not transferred, assigned or granted to any Person any right or interest of any nature in any of the WayPoint Securities; (iii) such WayPoint Securities are free and clear of all liens, claims or encumbrances; and (iv) neither of the WayPoint Entities nor any of their respective affiliates directly or indirectly owns of record or beneficially any securities of NYTEX Energy, other than those included in the WayPoint Securities.

SECTION 4. Miscellaneous.

(a) Execution. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any Party hereto may execute and deliver a counterpart of this Agreement by delivering by facsimile or other electronic transmission a signature page of this Agreement signed by such Party, and any such facsimile or other electronic signature shall be treated in all respects as having the same effect as an original signature.

(b) Severability. The invalidity, illegality, or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction.

(c) Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose.

(d) Notices. All notices, requests, and demands to or upon the respective Parties hereto shall be given in accordance with the WayPoint Purchase Agreement or, in the case of Michael Francis or Bryan Francis, in accordance with the Francis Purchase Agreement.

(e) Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of New York. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f) Amendments. This Agreement may only be amended, modified, waived or supplemented pursuant to an agreement or agreements in writing entered into by each of the Parties.

(g) Final and Complete Agreement. This Agreement and the other written agreements, instruments, and documents entered into in connection herewith set forth in full the terms of agreement between the Parties hereto and thereto and are intended as the full, complete, and exclusive contracts governing the relationship between such parties, superseding all other discussions, promises, representations, warranties, agreements, undertakings and understandings between the parties with respect thereto.

(h) Cooperation and Further Assurances. From time to time after the closing of the Transaction (the “Transaction Closing”), as and when reasonably requested by other Parties, each Party shall promptly (a) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction and the transactions contemplated by this Agreement, (b) execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the Transaction and any of the transactions contemplated hereunder (including, without limitation, any documents that are necessary to transfer to NYTEX Energy and NYTEX Acquisition, as applicable, good, valid and marketable title to all of the M. Francis Shares, the B. Francis Shares, the WayPoint Securities, as applicable, free and clear of all liens, claims or encumbrances), and (c) cooperate with the other Parties in connection with the foregoing, and cause its Representatives, as applicable, to do the same. Without limiting the generality of the foregoing provision, upon NYTEX Holdings’ or the WayPoint & FDF Entities’ request, as applicable, after the Transaction Closing, Michael Francis and Brian Francis shall, and shall cause their representatives, to fully and promptly (i) cooperate with NYTEX Holdings and its Representatives to comply with all legal requirements which may be imposed on NYTEX Holdings with respect to the Transaction, including without limitation any public disclosure and SEC filings requirements, and (ii) cooperate with NYTEX Holdings and NYTEX Acquisition, as applicable, and their respective Representatives in connection with any post-closing administration of the Transaction and the Transaction Documents, including, without limitation, any post-closing adjustment of the Purchase Price (as defined in the Transaction Documents), any post-closing indemnification claim or other exercise or performance by NYTEX Acquisition of its rights or obligations under the Transaction Documents.

(i) Conditions to Effective Agreement. Except for the provisions of Sections 1(a) and 1(b) hereof, this Agreement shall only become effective as of the date of the Transaction Closing (the “Effective Date”) upon the satisfaction of each of the following conditions (unless waived in writing by each of the Parties hereto):

(1)	the Transaction Closing shall have occurred on substantially the material terms and conditions contained in the draft of the Merger Agreement, dated May 3, 2012, circulated and otherwise presented to the Board of Directors of NYTEX Acquisition on May 3, 2012 (including, without limitation, payment of employment bonuses to all FDF employees in an aggregate amount not to exceed $725,000), with any non-material changes subsequently agreed to by the Chairman of the Board, pursuant to the resolutions of the Board of Directors of NYTEX Acquisition passed on May 3, 2012;

(2)	NYTEX Energy shall have received the certificates representing the M. Francis Shares and the B. Francis Shares (endorsed in blank or accompanied by stock powers executed in blank), and any other documents reasonably requested by NYTEX Energy that are necessary or appropriate to transfer to NYTEX Energy good, valid and marketable title to all of the M. Francis Shares and the B. Francis Shares, free and clear of all liens, claims or encumbrances;

(3)

NYTEX Acquisition and NYTEX Energy, as directed by NYTEX Energy, shall have received the certificates and instruments representing the WayPoint Securities (endorsed in blank or accompanied by stock powers or other appropriate assignments executed in blank) and any other documents reasonably requested by NYTEX Energy that are necessary or appropriate to transfer to NYTEX Acquisition and NYTEX Energy, as applicable, good, valid and marketable title to all of the WayPoint Securities, free and clear of all liens, claims or encumbrances;

(4)	NYTEX Acquisition shall have received written resignation letters from each WayPoint Designee, as required pursuant to Section 1(f)(ii) hereof;

(5)	NYTEX Energy shall have received written evidence of termination of all employment agreements of each of Michael Francis, Bryan Francis, Ronald Brown, Barry Charpentier, John Francis, Jude Gregory, Freddie Richard and Steven Schaaf, in each case with FDF;

(6)	Each of Michael Francis, Bryan Francis and Jude Gregory shall have received the Bonus Payments;

(7)	NYTEX Holdings shall have released all of the Escrowed Cash; and

(8)	the Omnibus Agreement, dated as of the date hereof, by and among NYTEX Holdings and the WayPoint & FDF Entities, shall have become effective in accordance with the terms thereof.

(j) Termination of Agreement. This Agreement shall automatically terminate and become void and of no further force or effect without any further action on the part of the Parties hereto, and following such termination no Party hereto shall have any further rights, liabilities or obligations hereunder, in the event the Transaction Closing has not occurred on or prior to May 30, 2012.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NYTEX ENERGY HOLDINGS, INC.		FRANCIS DRILLING FLUIDS, LTD.

By:	/s/ Michael K. Galvis	By:	/s/ Michael G. Francis
Name:	Michael K. Galvis	Name:	Michael G. Francis
Title:	President and CEO	Title:	President

NYTEX FDF ACQUISITION, INC.		WAYPOINT NYTEX, LLC

By:	/s/ Jude N. Gregory	By:	/s/ Thomas Drechsler
Name:	Jude N. Gregory	Name:	Thomas Drechsler
Title:	CFO, Secretary, and Treasurer	Title:	Member

NEW FRANCIS OAKS, LLC		WAYPOINT CAPITAL PARTNERS, LLC

By:	/s/ Michael G. Francis	By:	/s/ Thomas Drechsler
Name:	Michael G. Francis	Name:	Thomas Drechsler
Title:	President	Title:	Member

FDF-CESSNA 210 N6542U, INC.

By:	/s/ Michael G. Francis	/s/ Michael G. Francis
Name:	Michael G. Francis	MICHAEL G. FRANCIS
Title:	President

/s/ Bryan Francis
BRYAN FRANCIS

[Signature Page for Settlement Agreement]

NYTEX PETROLEUM, INC.

By:	/s/ Michael K. Galvis
Name:	Michael K. Galvis
Title:	President and CEO

[Signature Page for Settlement Agreement]